Exhibit 99.1

Consent of Evercore Group L.L.C.

July 31, 2026

The Subcommittee of the Strategic Review Committee

of the Board of Directors of Globalstar, Inc. (the “Special Committee”)

Globalstar, Inc.

1351 Holiday Square Blvd.

Covington, Louisiana 70433

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated April 13, 2026, to the Special Committee of the Board of Directors of Globalstar, Inc. (“Globalstar”), as Annex B to, and reference thereto under the captions “Summary—Opinion of the Financial Advisor to Globalstar’s Special Committee ”, “The Mergers—Background of the Mergers”, “Globalstar’s Reasons for the Mergers; Recommendations of the Globalstar Special Committee, Globalstar Strategic Review Committee and Globalstar Board of Directors”, “The Mergers—Opinion of the Financial Advisor to Globalstar’s Special Committee” and “The Mergers—Globalstar’s Financial Projections” in the information statement/prospectus included in the Registration Statement on Form S-4 filed by Amazon.com, Inc. (“Amazon”) with the U.S. Securities and Exchange Commission (the “SEC”) on July 31, 2026 (the “Registration Statement”), relating to the proposed acquisition of Globalstar by Amazon.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), information statement/prospectus or any other document, except with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ Justin Singh

Justin Singh
Senior Managing Director